Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 of Globalstar, Inc. of our report dated March 10, 2014, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Globalstar, Inc., which report appears in the Annual Report on Form 10-K of Globalstar, Inc. for the year ended December 31, 2013 and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
Oak Brook, Illinois
December 29, 2014